Exhibit (17)(E)

Annual Report dated 11/30/2007 for

52469H107: Classic Values Fund Class A

ANNUAL REPORT

NOVEMBER 30, 2007

Legg Mason Partners Classic Values Fund

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners Classic Values Fund

Annual Report • November 30, 2007

What’s

Inside

Fund Objective

The Fund seeks long-term capital appreciation as its primary objective. Current income is a secondary objective. The Fund’s investment objective is non-fundamental and may be changed without shareholder approval.

Letter from the Chairman	I

Fund Overview	1

Fund at a Glance	5

Fund Expenses	6

Fund Performance	8

Historical Performance	9

Schedule of Investments	10

Statement of Assets and Liabilities	14

Statement of Operations	15

Statements of Changes in Net Assets	16

Financial Highlights	17

Notes to Financial Statements	20

Report of Independent Registered Public Accounting Firm	30

Board Approval of Management and Subadvisory Agreements	34

Additional Information	35

Important Tax Information	40

Letter from the Chairman

R. JAY GERKEN, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

Despite continued weakness in the housing market and a credit crunch that began in the summer of 2007, the U.S. economy proved to be resilient during much of the 12-month reporting period ended November 30, 2007. After expanding 2.1% in the fourth quarter of 2006, U.S. gross domestic product (“GDP”)i growth was a tepid 0.6% in the first quarter of 2007, according to the U.S. Commerce Department. This was the lowest growth rate since the fourth quarter of 2002. The economy then rebounded, as second quarter 2007 GDP growth was a solid 3.8%. Given the modest increase earlier in the year, this higher growth rate was not unexpected. The final estimate for third quarter GDP growth was 4.9%. A surge in inventory-building and robust exports supported the economy during the third calendar quarter. While initial fourth quarter 2007 GDP data will not be released until the end of January 2008, the Federal Reserve Board (“Fed”)ii, among others, anticipates that economic growth will moderate significantly.

Ongoing issues related to the housing and subprime mortgage markets and an abrupt tightening in the credit markets prompted the Fed to take several actions during the reporting period. The Fed initially responded by lowering the discount rate—the rate the Fed uses for loans it makes directly to banks—from 6.25% to 5.75% in mid-August 2007. Then, at its meeting on September 18, the Fed reduced the discount rate to 5.25% and the federal funds rateiii from 5.25% to 4.75%. This marked the first reduction in the federal funds rate since June 2003. The Fed again lowered the discount rate and federal funds rate in October to 5.00% and 4.50%, respectively. In December 2007, after the end of the reporting period, the Fed again reduced rates, as it cut both the discount rate and federal funds rate another 0.25% to 4.75% and 4.25%, respectively. In its statement accompanying

Legg Mason Partners Classic Values Fund    I

the December meeting, the Fed stated: “Incoming information suggests that economic growth is slowing, reflecting the intensification of the housing correction and some softening in business and consumer spending. Moreover, strains in financial markets have increased in recent weeks. Today’s action, combined with the policy actions taken earlier, should help promote moderate growth over time.”

Despite periods of extreme volatility, overall, the U.S. stock market produced positive results during the 12-month reporting period. After rising in five of the first six months of the period, the market reversed course beginning in June 2007. Earlier in the fiscal year, U.S. stock prices rose on the back of solid corporate profits, an active merger and acquisition (M&A) environment and hopes that the Fed would lower the federal funds rate in 2007. U.S. equity prices then faltered in June and July 2007 due to troubles in the housing market and expectations that the Fed would not lower short-term interest rates in the foreseeable future. U.S. stock prices then rallied from August through October 2007, as the Fed lowered interest rates and it appeared the credit crunch was easing. However, stock prices then fell sharply in November due to mounting losses related to subprime mortgages and fears of slower economic growth in 2008. All told, the S&P 500 Indexiv returned 7.72% during the 12 months ended November 30, 2007.

Looking at the U.S. stock market more closely, large- and mid-cap stocks outperformed their small-cap counterparts, as the Russell 1000v, Russell Midcapvi and Russell 2000vii Indexes returned 7.83%, 5.92% and -1.17%, respectively, during the fiscal year. From an investment style perspective, growth stocks outperformed value stocks, with the Russell 3000 Growthviii and Russell 3000 Valueix Indexes returning 12.04% and 2.06%, respectively.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

II    Legg Mason Partners Classic Values Fund

Special Shareholder Notice

Effective September 10, 2007, Richard A. Begun serves as co-portfolio manager and senior analyst of the Fund. Robert A. Olstein is the Fund’s lead portfolio manager. As co-portfolio manager, Mr. Begun assists Mr. Olstein in the day-to-day portfolio activities of the Fund. From 2002 to September 2007, Mr. Begun served as Principal and Portfolio Manager at the global equity management firm, Clay Finlay Inc. Prior to Clay Finlay Inc., Mr. Begun served as Managing Director with Horizon Asset Management, Equity Portfolio Manager & Vice President of the Orbitex Group of Funds, Institutional Equity Portfolio Manager at The Bank of New York, Associate Consultant at Evaluation Associates and Senior Corporate Financial Analyst at Marsh & McClennan Companies, Inc. The portfolio managers are supported by a team of research analysts.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

Legg Mason Partners Classic Values Fund    III

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

December 28, 2007

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.
ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.
[v]

The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

vi

The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represents approximately 25% of the total market capitalization of the Russell 1000 Index.

vii

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

viii

The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

ix	The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values.

IV    Legg Mason Partners Classic Values Fund

Fund Overview

Q. What were the overall market conditions during the Fund’s reporting period?

A. While equity markets seemed resistant to increasing signs of distress in the U.S. housing market during the first three months of the reporting period, escalating nervousness about the collapse of the subprime mortgage market dominated the remainder of the Fund’s fiscal year. Casting a long shadow over U.S. and global equity markets, the collapse of the U.S. subprime mortgage market triggered a global financial crisis and credit squeeze that continued to stoke fears, throughout the reporting period, about the health and growth prospects of the overall U.S. economy. Despite three reductions to the discount ratei by the Federal Reserve Board (“Fed”)ii during the second half of the reporting period, a pervasive pessimism surrounded U.S. equity markets, further fueled by growing fears of recession.

Despite market perceptions and the resulting impact on equity prices, we believe that skilled investment managers who pay attention to valuations based on excess cash flow have a greater chance of exceeding market returns. We believe there are many investment opportunities in companies that have been over penalized by the market and analysts for falling short of unrealistic growth expectations. We believe opportunities should present themselves in companies selling at a discount to our calculation of private market value, despite the fact that their growth rates may be slowing down. Our calculation of private market value is based on a proprietary model which discounts our estimate of a company’s future free cash flow and compares free cash flow yields to three- to five-year Treasury yields.

Performance Review

For the 12 months ended November 30, 2007, Class A shares of Legg Mason Partners Classic Values Fund, excluding sales charges, returned 0.80%. The Fund’s unmanaged benchmark, the S&P 500 Indexiii, returned 7.72% over the same time frame. The Lipper Multi-Cap Value Funds Category Average1 increased 3.14% for the same period.

[1]	Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended November 30, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 432 funds in the Fund’s Lipper category, and excluding sales charges.

Legg Mason Partners Classic Values Fund 2007 Annual Report     1

Performance Snapshot as of November 30, 2007 (excluding sales charges) (unaudited)

	6 Months	12 Months
Classic Values Fund — Class A Shares	-10.95%	0.80%

S&P 500 Index	-2.33%	7.72%

Lipper Multi-Cap Value Funds Category Average[1]	-7.64%	3.14%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.

Excluding sales charges, Class B shares returned -11.32% and Class C shares returned -11.25% over the six months ended November 30, 2007. Excluding sales charges, Class B shares returned -0.05% and Class C shares returned 0.07% over the 12 months ended November 30, 2007. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.

Total Annual Operating Expenses (unaudited)

As of the Fund’s most current prospectus dated April 16, 2007, the gross total operating expenses for Class A, Class B and Class C shares were 1.39%, 2.15% and 2.14%, respectively.

Q. What were the most significant factors affecting Fund performance?

A. The Fund’s underweight exposure to the top performing sectors in the S&P 500 Index over the past 12 months (Energy, Industrials and Utilities) and its overweight allocation to both the Consumer Discretionary and Financials sectors, combined with stock selection within the Financials sector, were the leading detractors from performance.

It is important to note that the Fund’s investment process often leads to investing in companies and sectors that may be temporarily “out of favor” or have experienced short-term problems which could result in deviations between market values and our proprietary calculations of private market value which, in the investment adviser’s opinion, have significant potential for capital appreciation over a three- to five-year time horizon.

What were the leading contributors to performance?

A. Over the past fiscal year, positive contributors to the Fund’s performance included several Consumer Discretionary positions including, RadioShack Corp., JoAnn Stores, Walt Disney Co. and Burger King Holdings Inc. Additional holdings that contributed to performance included Apple Inc., Quanta Services Inc. and Nash-Finch Company. With the exception of JoAnn Stores and Nash-Finch Company, the Fund maintained its positions in all the securities mentioned above during the reporting period.

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended November 30, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 462 funds for the six-month period and among the 432 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

2    Legg Mason Partners Classic Values Fund 2007 Annual Report

What were the leading detractors from performance?

A. Individual securities that detracted the most from performance included, Office Depot Inc., Foot Locker Inc., Jones Apparel Group, Live Nation Inc. and Capital One Financial Corp. With the exception of Jones Apparel Group, which the Fund liquidated during the reporting period, the Fund continues to maintain positions in each of these securities.

Q. Were there any significant changes to the Fund during the reporting period?

A. Changes to the Fund’s portfolio were the result of a strict adherence to our investment process. The Fund’s investment process seeks to buy common stocks of companies that sell at a discount to our proprietary calculation of private market value and to sell those holdings once they reach our valuation targets. The Fund continues to hold a diversified portfolio of what we believe to be undervalued equities, which cuts across many industries. We believe the companies in the Fund’s portfolio have realistic accounting and reporting practices and sell at a discount to our proprietary calculation of private market value. These values are calculated based on expected excess cash flows and an extensive analysis of financial statements.

Thank you for your investment in Legg Mason Partners Classic Values Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Robert A. Olstein Portfolio Manager	Richard A. Begun Portfolio Manager
Olstein Capital Management, L.P.	Olstein Capital Management, L.P.

December 18, 2007

Legg Mason Partners Classic Values Fund 2007 Annual Report     3

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of November 30, 2007 and are subject to change and may not be representative of the portfolio managers’ current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: Macy’s Inc. (2.7%), American Express Co. (2.2%), Helix Energy Solutions Group Inc. (2.2%), Denny’s Corp. (2.1%), Capital One Financial Corp. (2.1%), Morgan Stanley (2.1%), Quanta Services Inc. (2.0%), Covidien Ltd. (2.0%), Halliburton Co. (1.9%) and Carter’s Inc. (1.9%). The fact that a company appears in the Fund’s portfolio should not be considered an endorsement of the conservatism of the company’s financial statements, either by the subadviser or by the Fund. Please refer to pages 10 through 13 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of November 30, 2007 were: Consumer Discretionary (32.2%), Financials (15.2%), Information Technology (15.2%), Health Care (11.1%) and Industrials (10.6%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Investments in small- and medium-capitalization companies may involve a higher degree of risk and volatility than investments in larger, more established companies. This Fund may invest in foreign stocks, which are subject to certain risks of overseas investing not associated with domestic investing, such as currency fluctuations and changes in political and economic conditions, which could result in significant market fluctuations. These risks are magnified in emerging markets. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. The Fund may engage in short sales. Losses from short sales may be unlimited. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]	The discount rate is the interest rate charged by the U.S. Federal Reserve Bank on short-term loans (usually overnight or weekend) to banks.
ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.

4    Legg Mason Partners Classic Values Fund 2007 Annual Report

Fund at a Glance (unaudited)

Legg Mason Partners Classic Values Fund 2007 Annual Report     5

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on June 1, 2007 and held for the six months ended November 30, 2007.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return (1)
	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio(3)	Expenses Paid During the Period(4)
Class A	-10.95%	$1,000.00	$890.50	1.56%	$7.39

Class B	-11.32	1,000.00	886.80	2.38	11.26

Class C	-11.25	1,000.00	887.50	2.33	11.02

(1)	For the six months ended November 30, 2007.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)	The expense ratios do not include the non-recurring restructuring and/or reorganization fees.
(4)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

6    Legg Mason Partners Classic Values Fund 2007 Annual Report

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return (1)
	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio(2)	Expenses Paid During the Period(3)
Class A	5.00%	$1,000.00	$1,017.25	1.56%	$7.89

Class B	5.00	1,000.00	1,013.14	2.38	12.01

Class C	5.00	1,000.00	1,013.39	2.33	11.76

(1)	For the six months ended November 30, 2007.
(2)	The expense ratios do not include the non-recurring restructuring and/or reorganization fees.
(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Legg Mason Partners Classic Values Fund 2007 Annual Report     7

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class A	Class B	Class C
Twelve Months Ended 11/30/07	0.80%	(0.05)%	0.07%

Inception* through 11/30/07	14.86	13.97	14.00

	With Sales Charges(3)
	Class A	Class B	Class C
Twelve Months Ended 11/30/07	(4.98)%	(4.65)%	(0.85)%

Inception* through 11/30/07	13.39	13.83	14.00

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)
Class A (Inception* through 11/30/07)	89.92%

Class B (Inception* through 11/30/07)	83.18

Class C (Inception* through 11/30/07)	83.40

(1)

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class B and C shares.

(3)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment. Thereafter, the CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception date for Class A, B and C shares is April 14, 2003.

8    Legg Mason Partners Classic Values Fund 2007 Annual Report

Historical Performance (unaudited)

Value of $10,000 Invested in Class A Shares of the Legg Mason Partners Classic Values Fund vs. S&P 500 Index† (April 14, 2003 — November 30, 2007)

†	Hypothetical illustration of $10,000 invested in Class A shares at inception on April 14, 2003, assuming deduction of the maximum initial sales charge of 5.75% at the time of investment and the reinvestment of all distributions, including returns of capital, if any, at net asset value through November 30, 2007. The S&P 500 Index is an unmanaged Index of 500 stocks that is generally representative of the performance of larger companies in the U.S. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index.

All figures represent past performance and are not a guarantee of future results. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

Legg Mason Partners Classic Values Fund 2007 Annual Report     9

Schedule of Investments (November 30, 2007)

LEGG MASON PARTNERS CLASSIC VALUES FUND

Shares	Security	Value
COMMON STOCKS — 91.5%
CONSUMER DISCRETIONARY — 32.2%
Automobiles — 1.7%
52,500	Harley-Davidson Inc.	$2,521,050

Hotels, Restaurants & Leisure — 9.9%
66,100	Boyd Gaming Corp.	2,559,392
90,300	Burger King Holdings Inc.	2,374,890
113,400	Cheesecake Factory Inc.*	2,641,086
766,200	Denny’s Corp.*	3,141,420
133,800	Live Nation Inc.*	1,795,596
35,850	McDonald’s Corp.	2,096,149

	Total Hotels, Restaurants & Leisure	14,608,533

Media — 1.5%
66,700	Walt Disney Co.	2,211,105

Multiline Retail — 2.7%
133,300	Macy’s Inc.	3,952,345

Specialty Retail — 13.3%
112,200	American Eagle Outfitters Inc.	2,568,258
123,200	Collective Brands Inc.*	1,888,656
205,800	Foot Locker Inc.	2,685,690
116,800	Gap Inc.	2,382,720
84,800	Home Depot Inc.	2,421,888
79,800	Lowe’s Cos. Inc.	1,947,918
140,700	Office Depot Inc.*	2,411,598
103,600	RadioShack Corp.	1,916,600
49,700	TJX Cos. Inc.	1,458,198

	Total Specialty Retail	19,681,526

Textiles, Apparel & Luxury Goods — 3.1%
122,100	Carter’s Inc.*	2,738,703
177,800	Quiksilver Inc.*	1,884,680

	Total Textiles, Apparel & Luxury Goods	4,623,383

	TOTAL CONSUMER DISCRETIONARY	47,597,942
ENERGY — 5.7%
Energy Equipment & Services — 4.1%
77,000	Halliburton Co.	2,818,970
79,000	Helix Energy Solutions Group Inc.*	3,206,610

	Total Energy Equipment & Services	6,025,580

Oil, Gas & Consumable Fuels — 1.6%
36,500	Valero Energy Corp.	2,375,055

	TOTAL ENERGY	8,400,635

See Notes to Financial Statements.

10    Legg Mason Partners Classic Values Fund 2007 Annual Report

Schedule of Investments (November 30, 2007) (continued)

Shares	Security	Value
FINANCIALS — 15.2%
Capital Markets — 7.2%
33,500	Blackstone Group LP	$737,000
99,000	Charles Schwab Corp.	2,406,690
10,800	Goldman Sachs Group Inc.	2,447,712
58,900	Morgan Stanley	3,105,208
58,300	Waddell & Reed Financial Inc., Class A Shares	1,992,694

	Total Capital Markets	10,689,304

Consumer Finance — 4.4%
56,300	American Express Co.	3,320,574
58,600	Capital One Financial Corp.	3,123,966

	Total Consumer Finance	6,444,540

Insurance — 3.6%
102,700	Genworth Financial Inc., Class A Shares	2,694,848
86,000	W.R. Berkley Corp.	2,629,880

	Total Insurance	5,324,728

	TOTAL FINANCIALS	22,458,572
HEALTH CARE — 11.1%
Health Care Equipment & Supplies — 4.9%
12,500	Baxter International Inc.	748,375
215,800	Boston Scientific Corp.*	2,725,554
72,225	Covidien Ltd.	2,896,945
14,300	Zimmer Holdings Inc.*	925,639

	Total Health Care Equipment & Supplies	7,296,513

Health Care Providers & Services — 5.0%
23,900	DaVita Inc.*	1,480,844
38,100	Quest Diagnostics Inc.	2,097,786
49,100	UnitedHealth Group Inc.	2,700,500
13,000	WellPoint Inc.*	1,094,730

	Total Health Care Providers & Services	7,373,860

Pharmaceuticals — 1.2%
25,200	Johnson & Johnson	1,707,048

	TOTAL HEALTH CARE	16,377,421
INDUSTRIALS — 10.6%
Commercial Services & Supplies — 4.2%
22,300	Avery Dennison Corp.	1,162,053
4,600	Korn/Ferry International*	79,258
51,800	Pitney Bowes Inc.	1,994,300
107,500	Quanta Services Inc.*	2,943,350

	Total Commercial Services & Supplies	6,178,961

See Notes to Financial Statements.

Legg Mason Partners Classic Values Fund 2007 Annual Report     11

Schedule of Investments (November 30, 2007) (continued)

Shares	Security	Value
Industrial Conglomerates — 4.3%
13,700	3M Co.	$1,140,662
45,300	Teleflex Inc.	2,732,949
61,225	Tyco International Ltd.	2,456,959

	Total Industrial Conglomerates	6,330,570

Machinery — 2.1%
60,600	Blount International Inc.*	743,562
82,300	Watts Water Technologies Inc., Class A Shares	2,408,098

	Total Machinery	3,151,660

	TOTAL INDUSTRIALS	15,661,191
INFORMATION TECHNOLOGY — 15.2%
Communications Equipment — 4.1%
81,000	Cisco Systems Inc.*	2,269,620
56,500	CommScope Inc.*	2,288,250
89,400	Motorola Inc.	1,427,718

	Total Communications Equipment	5,985,588

Computers & Peripherals — 4.4%
8,300	Apple Inc.*	1,512,426
111,200	Dell Inc.*	2,728,848
22,100	International Business Machines Corp.	2,324,478

	Total Computers & Peripherals	6,565,752

Electronic Equipment & Instruments — 1.6%
61,225	Tyco Electronics Ltd.	2,289,203

Internet Software & Services — 0.7%
26,300	Digital River Inc.*	1,017,021

IT Services — 0.8%
30,400	Hewitt Associates Inc., Class A Shares*	1,140,000

Office Electronics — 1.1%
99,100	Xerox Corp.*	1,672,808

Semiconductors & Semiconductor Equipment — 0.8%
47,800	Intel Corp.	1,246,624

Software — 1.7%
74,300	Microsoft Corp.	2,496,480

	TOTAL INFORMATION TECHNOLOGY	22,413,476
MATERIALS — 1.5%
Paper & Forest Products — 1.5%
72,800	Neenah Paper Inc.	2,197,104
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $133,875,828)	135,106,341

See Notes to Financial Statements.

12    Legg Mason Partners Classic Values Fund 2007 Annual Report

Schedule of Investments (November 30, 2007) (continued)

Face Amount	Security	Value
SHORT-TERM INVESTMENT — 7.6%
Repurchase Agreement — 7.6%
$11,302,000	State Street Bank & Trust Co., dated 11/30/07, 2.770% due 12/3/07; Proceeds at maturity — $11,304,609; (Fully collateralized by U.S. Government Agency Obligation 0.000%, due 12/5/07; Market value — $11,532,544) (Cost — $11,302,000)	$11,302,000
	TOTAL INVESTMENTS — 99.1% (Cost — $145,177,828#)	146,408,341
	Other Assets in Excess of Liabilities — 0.9%	1,363,848

	TOTAL NET ASSETS — 100.0%	$147,772,189

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $145,287,800.

See Notes to Financial Statements.

Legg Mason Partners Classic Values Fund 2007 Annual Report     13

Statement of Assets and Liabilities (November 30, 2007)

ASSETS:
Investments, at value (Cost — $145,177,828)	$146,408,341
Cash	449
Receivable for securities sold	2,616,216
Dividends and interest receivable	219,910
Receivable for Fund shares sold	19,810
Prepaid expenses	9,875

Total Assets	149,274,601

LIABILITIES:
Payable for securities purchased	972,569
Payable for Fund shares repurchased	205,208
Investment management fee payable	126,370
Distribution fees payable	91,795
Trustees’ fees payable	10,924
Deferred compensation payable	840
Accrued expenses	94,706

Total Liabilities	1,502,412

Total Net Assets	$147,772,189

NET ASSETS:
Par value (Note 6)	$92
Paid-in capital in excess of par value	118,864,032
Accumulated net investment loss	(21,575)
Accumulated net realized gain on investments	27,699,127
Net unrealized appreciation on investments	1,230,513

Total Net Assets	$147,772,189

Shares Outstanding:
Class A	3,098,028

Class B	3,127,947

Class C	2,972,834

Net Asset Value:
Class A (and redemption price)	$16.51

Class B *	$15.83

Class C *	$15.85

Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$17.52

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

14    Legg Mason Partners Classic Values Fund 2007 Annual Report

Statement of Operations (For the year ended November 30, 2007)

INVESTMENT INCOME:
Dividends	$1,734,339
Interest	452,898

Total Investment Income	2,187,237

EXPENSES:
Investment management fee (Note 2)	1,744,837
Distribution fees (Notes 2 and 4)	1,305,292
Legal fees	113,107
Shareholder reports (Note 4)	91,960
Transfer agent fees (Note 4)	78,367
Registration fees	58,946
Audit and tax	32,910
Trustees’ fees	13,560
Restructuring fee (Note 11)	4,935
Insurance	3,848
Custody fees	3,285
Miscellaneous expenses	10,933

Total Expenses	3,461,980

Net Investment Loss	(1,274,743)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Gain From Investment Transactions	29,193,687
Change in Net Unrealized Appreciation/Depreciation From Investments	(25,806,253)

Net Gain on Investments	3,387,434

Increase in Net Assets From Operations	$2,112,691

See Notes to Financial Statements.

Legg Mason Partners Classic Values Fund 2007 Annual Report     15

Statements of Changes in Net Assets (For the years ended November 30,)

	2007	2006
OPERATIONS:
Net investment loss	$(1,274,743)	$(619,999)
Net realized gain	29,193,687	15,611,561
Change in net unrealized appreciation/depreciation	(25,806,253)	8,187,407

Increase in Net Assets From Operations	2,112,691	23,178,969

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net realized gains	(14,585,545)	(20,290,773)

Decrease in Net Assets From Distributions to Shareholders	(14,585,545)	(20,290,773)

FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	12,076,710	10,199,169
Reinvestment of distributions	13,730,305	19,068,779
Cost of shares repurchased	(50,667,110)	(58,456,328)

Decrease in Net Assets From Fund Share Transactions	(24,860,095)	(29,188,380)

Decrease in Net Assets	(37,332,949)	(26,300,184)
NET ASSETS:
Beginning of year	185,105,138	211,405,322

End of year*	$147,772,189	$185,105,138
* Includes accumulated net investment loss of:	$(21,575)	$(25,654)

See Notes to Financial Statements.

16    Legg Mason Partners Classic Values Fund 2007 Annual Report

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class A Shares(1)	2007		2006	2005	2004	2003(2)
Net Asset Value, Beginning of Year	$17.74		$17.18	$17.07	$15.65	$11.40

Income (Loss) From Operations:
Net investment income (loss)	(0.04)		0.03	(0.03)	(0.06)	(0.05)
Net realized and unrealized gain	0.18		2.16	1.24	1.91	4.30

Total Income From Operations	0.14		2.19	1.21	1.85	4.25

Less Distributions From:
Net realized gains	(1.37)		(1.63)	(1.10)	(0.43)	—

Total Distributions	(1.37)		(1.63)	(1.10)	(0.43)	—

Net Asset Value, End of Year	$16.51		$17.74	$17.18	$17.07	$15.65

Total Return(3)	0.80%		14.03%	7.39%	12.07%	37.28%

Net Assets, End of Year (000s)	$51,143		$59,012	$63,845	$56,830	$27,028

Ratios to Average Net Assets:
Gross expenses	1.47	%(4)	1.42%	1.51%	1.40%	1.75	%(5)
Net expenses	1.47	(4)	1.39 (6)	1.51	1.40 (6)	1.75	(5)
Net investment income (loss)	(0.22)		0.20	(0.21)	(0.35)	(0.59	)(5)

Portfolio Turnover Rate	92%		63%	71%	65%	24%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the period April 14, 2003 (inception date) to November 30, 2003.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.47% (Note 11).

(5)	Annualized.
(6)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Classic Values Fund 2007 Annual Report     17

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class B Shares(1)	2007		2006	2005	2004	2003(2)
Net Asset Value, Beginning of Year	$17.20		$16.81	$16.86	$15.57	$11.40

Income (Loss) From Operations:
Net investment loss	(0.17)		(0.09)	(0.16)	(0.18)	(0.12)
Net realized and unrealized gain	0.17		2.11	1.21	1.90	4.29

Total Income From Operations	0.00	*	2.02	1.05	1.72	4.17

Less Distributions From:
Net realized gains	(1.37)		(1.63)	(1.10)	(0.43)	—

Total Distributions	(1.37)		(1.63)	(1.10)	(0.43)	—

Net Asset Value, End of Year	$15.83		$17.20	$16.81	$16.86	$15.57

Total Return(3)	(0.05)%		13.25%	6.48%	11.28%	36.58%

Net Assets, End of Year (000s)	$49,522		$68,130	$78,796	$74,802	$47,626

Ratios to Average Net Assets:
Gross expenses	2.26	%(4)	2.18%	2.29%	2.17%	2.53	%(5)
Net expenses	2.26	(4)	2.15 (6)	2.29	2.17 (6)	2.53	(5)
Net investment loss	(1.01)		(0.57)	(0.99)	(1.11)	(1.38	)(5)

Portfolio Turnover Rate	92%		63%	71%	65%	24%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the period April 14, 2003 (inception date) to November 30, 2003.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 2.25% (Note 11).

(5)	Annualized.
(6)	Reflects fee waivers and/or expense reimbursements.
*	Amount represents less than $0.01 per share.

See Notes to Financial Statements.

18    Legg Mason Partners Classic Values Fund 2007 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class C Shares(1)	2007		2006	2005	2004	2003(2)
Net Asset Value, Beginning of Year	$17.20		$16.82	$16.86	$15.57	$11.40

Income (Loss) From Operations:
Net investment loss	(0.16)		(0.09)	(0.16)	(0.18)	(0.12)
Net realized and unrealized gain	0.18		2.10	1.22	1.90	4.29

Total Income From Operations	0.02		2.01	1.06	1.72	4.17

Less Distributions From:
Net realized gains	(1.37)		(1.63)	(1.10)	(0.43)	—

Total Distributions	(1.37)		(1.63)	(1.10)	(0.43)	—

Net Asset Value, End of Year	$15.85		$17.20	$16.82	$16.86	$15.57

Total Return(3)	0.07%		13.18%	6.54%	11.28%	36.58%

Net Assets, End of Year (000s)	$47,107		$57,963	$68,764	$67,312	$42,351

Ratios to Average Net Assets:
Gross expenses	2.23	%(4)	2.17%	2.28%	2.16%	2.52	%(5)
Net expenses	2.23	(4)	2.14 (6)	2.28	2.16 (6)	2.52	(5)
Net investment loss	(0.97)		(0.55)	(0.98)	(1.10)	(1.38	)(5)

Portfolio Turnover Rate	92%		63%	71%	65%	24%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the period April 14, 2003 (inception date) to November 30, 2003.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 2.22% (Note 11).

(5)	Annualized.
(6)	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Classic Values Fund 2007 Annual Report     19

Notes to Financial Statements

1. Organization and Significant Accounting Policies

Legg Mason Partners Classic Values Fund (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as an open-end management investment company. Prior to April 16, 2007, the Fund was a separate diversified investment series of Legg Mason Partners Investment Trust, a Massachusetts business trust, registered under the 1940 Act, as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

20    Legg Mason Partners Classic Values Fund 2007 Annual Report

Notes to Financial Statements (continued)

(d) Distributions to Shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(e) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(f) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

(g) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Accumulated Net Investment Loss	Accumulated Net Realized Gain	Paid-in Capital
(a)	$4,935	—	$(4,935)
(b)	1,273,887	$(1,273,887)	—

(a)	Reclassifications are primarily due to book/tax differences in the treatment of various items.
(b)	Reclassifications are primarily due to a tax net operating loss which offsets short-term capital gains.

2. Investment Management Agreement and Other Transactions with Affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Olstein Capital Management, L.P. (“Olstein”) is the Fund’s subadviser. LMPFA is a wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of the Fund’s average net assets in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1.5 billion	1.00%
Over $1.5 billion	0.90

Legg Mason Partners Classic Values Fund 2007 Annual Report     21

Notes to Financial Statements (continued)

LMPFA pays Olstein an investment subadvisory fee, calculated daily and paid monthly, at an annual rate of the Fund’s average net assets in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1.5 billion	0.50%
Over $1.5 billion	0.40

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term investments.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, will serve as the Fund’s sole and exclusive distributor effective December 1, 2007. During the reporting period, Citigroup Global Markets Inc. (“CGM”), PFS Investments, Inc. (“PFS”) and LMIS served as distributors of the Fund.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended November 30, 2007, LMIS and its affiliates received sales charges of approximately $4,000 on sales of the Fund’s Class A shares. In addition, for the year ended November 30, 2007, CDSCs paid to LMIS and its affiliates were approximately:

	Class A	Class B	Class C
CDSCs	$1,000	$113,000	$1,000

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Trustees. The deferred fees earn a return based on notional investments selected by the Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the Statement of Operations under Trustees’ fees. Under the Plan, deferred fees are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change will have no effect on fees previously deferred. As of November 30, 2007, the Fund had accrued $840 as deferred compensation payable under the Plan.

22    Legg Mason Partners Classic Values Fund 2007 Annual Report

Notes to Financial Statements (continued)

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended November 30, 2007, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$150,879,308

Sales	192,204,316

At November 30, 2007, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$11,855,557
Gross unrealized depreciation	(10,735,016)

Net unrealized appreciation	$1,120,541

4. Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended November 30, 2007, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$146,516	$23,470	$25,354
Class B	605,262	33,843	39,596
Class C	553,514	21,054	27,010

Total	$1,305,292	$78,367	$91,960

5. Distributions to Shareholders by Class

	Year Ended November 30, 2007	Year Ended November 30, 2006
Net Realized Gains
Class A	$4,553,873	$6,064,113
Class B	5,421,433	7,628,017
Class C	4,610,239	6,598,643

Total	$14,585,545	$20,290,773

Legg Mason Partners Classic Values Fund 2007 Annual Report     23

Notes to Financial Statements (continued)

6. Shares of Beneficial Interest

At November 30, 2007, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended November 30, 2007		Year Ended November 30, 2006
	Shares	Amount	Shares	Amount
Class A
Shares sold	516,248	$8,865,519	387,787	$6,272,646
Shares issued on reinvestment	260,079	4,299,094	364,506	5,711,807
Shares repurchased	(1,004,113)	(17,243,029)	(1,143,264)	(18,319,744)

Net Decrease	(227,786)	$(4,078,416)	(390,971)	$(6,335,291)
Class B
Shares sold	72,362	$1,220,075	131,604	$2,075,720
Shares issued on reinvestment	316,847	5,063,218	462,624	7,078,152
Shares repurchased	(1,222,896)	(20,311,596)	(1,318,837)	(20,614,621)

Net Decrease	(833,687)	$(14,028,303)	(724,609)	$(11,460,749)
Class C
Shares sold	119,318	$1,991,116	117,999	$1,850,803
Shares issued on reinvestment	273,170	4,367,993	410,380	6,278,820
Shares repurchased	(788,659)	(13,112,485)	(1,247,861)	(19,521,963)

Net Decrease	(396,171)	$(6,753,376)	(719,482)	$(11,392,340)

7. Income Tax Information and Distributions to Shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions:

	Record Date	Payable Date	Class A	Class B	Class C
Short-term capital gains	12/12/2007	12/13/2007	$0.423599	$0.423599	$0.423599
Long-term capital gains	12/12/2007	12/13/2007	2.681408	2.681408	2.681408

The tax character of distributions paid during the fiscal years ended November 30, were as follows:

	2007	2006
Distributions paid from:
Ordinary Income	—	$6,625,481
Net Long-Term Capital Gains	$14,585,545	13,665,292

Total Distributions Paid	$14,585,545	$20,290,773

24    Legg Mason Partners Classic Values Fund 2007 Annual Report

Notes to Financial Statements (continued)

As of November 30, 2007, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$3,793,836
Undistributed long-term capital gains — net	24,015,263

Total undistributed earnings	$27,809,099

Other book/tax temporary differences(a)	(21,575)

Unrealized appreciation/(depreciation)(b)	1,120,541

Total accumulated earnings/(losses) — net	$28,908,065

(a)	Other book/tax temporary differences are attributable differences in the book/tax treatment of various items.
(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales.

8. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then-investment adviser or manager to the Fund, and CGM, a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay

Legg Mason Partners Classic Values Fund 2007 Annual Report     25

Notes to Financial Statements (continued)

$208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

9. Legal Matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

26    Legg Mason Partners Classic Values Fund 2007 Annual Report

Notes to Financial Statements (continued)

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint.

The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendant’s motion to dismiss the prejudice. On January 2, 2008, the Plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

*    *    *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint. The plaintiffs have filed a notice of appeal.

Legg Mason Partners Classic Values Fund 2007 Annual Report     27

Notes to Financial Statements (continued)

10. Other Matters

As previously disclosed, on September 16, 2005 the staff of the SEC informed SBFM and SBAM, that the staff was considering recommending administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). On September 27, 2007, SBFM and SBAM, without admitting or denying any findings therein, consented to the entry of an order by the SEC relating to the disclosure by certain other funds that are closed-end funds of the sources of distributions paid by the funds between 2001 and 2004. Each of SBFM and SBAM agreed to pay a fine of $450,000, for which it was indemnified by Citigroup, Inc., its former parent. It is not expected that this matter will adversely impact the Fund or its current investment adviser.

11. Special Shareholder Meeting and Reorganization

Shareholders of the Fund approved a number of initiatives designed to streamline and restructure the fund complex. These matters were implemented in early 2007. As noted in the proxy materials, Legg Mason paid for a portion of the costs related to these initiatives. The portions of the costs borne by the Fund were recognized in the period during which the expense was incurred. Such expenses relate to obtaining shareholder votes for proposals presented in the proxy, the election of board members, retirement of board members, as well as printing, mailing, and soliciting proxies. The portions of these costs borne by the Fund and reflected in the Statement of Operations are deemed extraordinary and, therefore, not subject to expense limitation agreements, if applicable.

12. Recent Accounting Pronouncements

During June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48 (“FIN 48” or the “Interpretation”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109. FIN 48 supplements FASB Statement 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 prescribes a comprehensive model for how a fund should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the fund has taken or expects to take on a tax return. FIN 48 requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits. Management must be able to conclude that the tax law, regulations, case law, and other objective information regarding the technical merits sufficiently support the position’s sustainability with a likelihood of more than 50 percent. FIN 48 is effective for fiscal periods beginning after December 15, 2006, which for this Fund was December 1, 2007. At adoption, the financial statements must be adjusted to reflect only those tax positions that are more likely than not to be sustained as of the adoption date.

Management of the Fund has determined that adopting FIN 48 will not have a material impact on the Fund’s financial statements.

*    *    *

28    Legg Mason Partners Classic Values Fund 2007 Annual Report

Notes to Financial Statements (continued)

On September 20, 2006, FASB released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”) FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

At this time, management is evaluating the implications of FAS 157.

13. Subsequent Event

Effective December 1, 2007, LMIS, a wholly-owned broker/dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

Legg Mason Partners Classic Values Fund 2007 Annual Report     29

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Classic Values Fund, a series of Legg Mason Partners Equity Trust (formerly a series of Legg Mason Partners Investment Trust) as of November 30, 2007, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and the period from April 14, 2003 (inception date) to November 30, 2003. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2007, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Classic Values Fund as of November 30, 2007, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and the period from April 14, 2003 to November 30, 2003, in conformity with U.S. generally accepted accounting principles.

New York, New York

January 23, 2008

30    Legg Mason Partners Classic Values Fund 2007 Annual Report

Board Approval of Management and Subadvisory Agreements (unaudited)

At a meeting of the Fund’s Board of Trustees, the Board considered the re-approval for an annual period of the Fund’s management agreement, pursuant to which Legg Mason Partners Fund Advisor, LLC (the “Manager”) provides the Fund with investment advisory and administrative services, and the Fund’s sub-advisory agreement, pursuant to which Olstein & Associates, L.P. (the “Sub-Adviser”) provides day-to-day management of the Fund’s portfolio. (The management agreement and sub-advisory agreement are collectively referred to as the “Agreements.”) The Manager is a wholly-owned subsidiary of Legg Mason, Inc. The Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “Independent Trustees”)) of the Fund were assisted in their review by Fund counsel and independent legal counsel and met with independent legal counsel in executive sessions separate from representatives of the Manager and the Sub-Adviser. The Independent Trustees requested and received information from the Manager and the Sub-Adviser they deemed reasonably necessary for their review of the Agreements and the performance of the Manager and the Sub-Adviser. Included was information about the Manager, the Sub-Adviser and the Fund’s distributor (including any distributors affiliated with the Fund during the past two years), as well as the management, sub-advisory and distribution arrangements for the Fund and other funds overseen by the Board. This information was initially reviewed by a special committee of the Independent Trustees and then by the full Board.

In voting to approve the Agreements, the Independent Trustees considered whether the approval of the Agreements would be in the best interests of the Fund and its shareholders, an evaluation based on several factors including those discussed below.

Nature, Extent and Quality of the Services provided to the Fund under the Management Agreement and Sub-Advisory Agreement

The Board received and considered information regarding the nature, extent and quality of services provided to the Fund by the Manager and the Sub-Adviser under the Management Agreement and Sub-Advisory Agreement, respectively, during the past two years. The Trustees also considered the Manager’s supervisory activities over the Sub-Adviser. In addition, the Independent Trustees received and considered other information regarding the administrative and other services rendered to the Fund and its shareholders by the Manager. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager in its management of the Fund’s affairs, including the management of cash and short-term instruments, and the Manager’s role in coordinating the activities of the Sub-Adviser and the Fund’s other service providers. The Board’s evaluation of the services provided by the Manager took into account the Board’s knowledge and familiarity gained as Board members of funds in the Legg Mason Partners fund complex, including the scope and quality of the investment management and other capabilities of the Manager and the quality of the Manager’s administrative and other services. The Board observed that the scope of services provided by the Manager had expanded over time as a result of regulatory and other developments, including maintaining and monitoring its own and the Fund’s expanded compliance programs. The Board also

Legg Mason Partners Classic Values Fund    31

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

considered the Manager’s response to recent regulatory compliance issues affecting the Manager and the Legg Mason Partners fund complex. The Board reviewed information received from the Manager and the Fund’s Chief Compliance Officer regarding the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s senior personnel and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board considered the degree to which the Manager implemented organizational changes to improve investment results and the services provided to the Legg Mason Partners fund complex. The Board also considered, based on its knowledge of the Manager and the Manager’s affiliates, the financial resources available to the Manager’s parent organization, Legg Mason, Inc.

The Board also considered the division of responsibilities between the Manager and the Sub-Adviser and the oversight provided by the Manager. The Board also considered the Manager’s and the Sub-Adviser’s brokerage policies and practices, the standards applied in seeking best execution, the Manager’s policies and practices regarding soft dollars, and the existence of quality controls applicable to brokerage allocation procedures. In addition, management also reported to the Board on, among other things, its business plans, recent organizational changes, portfolio manager compensation plan and policy regarding portfolio managers’ ownership of fund shares.

The Board concluded that, overall, it was satisfied with the nature, extent and quality of services provided (and expected to be provided) under the respective Agreement by the Manager and the Sub-Adviser.

Fund Performance

The Board received and reviewed performance information for the Fund and for all retail and institutional multi-cap value funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund with the funds included in the Performance Universe. The Board members noted that they also had received and discussed with management information at periodic intervals comparing the Fund’s performance to that of its benchmark index. The information comparing the Fund’s performance to that of the Performance Universe was for the one- and three-year periods ended June 30, 2007. The Fund performed below the median for the three-year period, but performed better than the median for the one-year period. The Board noted that the Fund’s one-year performance showed a significant improvement relative to the Performance Universe as compared to its three-year performance. The Board also reviewed performance information provided by the Manager for periods ended September 2007, which showed the Fund’s performance continued to be competitive compared to the Lipper category average during the third quarter. Based on its review, the Board generally was satisfied with the Fund’s one-year performance and management’s efforts to continue to improve performance going forward. The Board

32    Legg Mason Partners Classic Values Fund

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

determined to continue to evaluate the Fund’s performance and established a committee of Independent Trustees to review performance with the Manager and report to the full Board during periods between Board meetings.

Management Fees and Expense Ratios

The Board reviewed and considered, the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager in light of the nature, extent and quality of the management and sub-advisory services provided by the Manager and the Sub-Adviser, respectively. The Board noted that the Manager, and not the Fund, pays the sub-advisory fee to the Sub-Adviser.

The Board also reviewed information regarding the fees the Manager and the Sub-Adviser charged any of their U.S. clients investing primarily in an asset class similar to that of the Fund including, where applicable, separate accounts. The Manager reviewed with the Board the significant differences in the scope of services provided to the Fund and to such other clients, noting that the Fund is provided with regulatory compliance and administrative services, office facilities and Fund officers (including the Fund’s chief financial, chief legal and chief compliance officers), and that the Manager coordinates and oversees the provision of services to the Fund by other fund service providers, including the Sub-Adviser. The Board considered the fee comparisons in light of the scope of services required to manage these different types of accounts.

The Board received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a framework of fees based on asset classes. Management also discussed with the Board the Fund’s distribution arrangements, including how amounts received by the Fund’s distributors are expended, and the fees received and expenses incurred in connection with such arrangements by affiliates of the Manager.

Additionally, the Board received and considered information comparing the Fund’s Contractual Management Fee and the Fund’s overall expense ratio with those of a group of 14 retail front-end load multi-cap value funds selected by Lipper as comparable to the Fund (the “Expense Group”), and a broader group of funds selected by Lipper consisting of all retail front-end load multi-cap value funds (“Expense Universe”). This information showed that the Fund’s Contractual Management Fee was higher than the median of management fees paid by the other funds in the Expense Group and Expense Universe, and the Fund’s actual total expense ratio was higher than the median of the total expense ratios of the funds in the Expense Group and Expense Universe. The Manager discussed the impact of the sub-advisory fees on the Fund’s expense ratio and noted that the fee was comparable to those the Sub-Adviser charges its other clients.

Taking all of the above into consideration, the Board determined that the management fee was reasonable in light of the comparative performance and expense information and the nature, extent and quality of the services provided to the Fund by the Manager and the Sub-Adviser under the Agreements.

Legg Mason Partners Classic Values Fund     33

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

Manager Profitability

The Board received and considered a profitability analysis of the Manager and its affiliates in providing services to the Fund. The Board also received profitability information with respect to the Legg Mason Partners fund complex as a whole. In addition, the Board received information with respect to the Manager’s allocation methodologies used in preparing this profitability data as well as a report from an outside consultant that had reviewed the Manager’s methodology. The Board also noted the profitability percentage ranges determined by appropriate court cases to be reasonable given the services rendered to investment companies. The Board determined that the Manager’s profitability was not excessive in light of the nature, extent and quality of the services provided to the Fund.

Economies of Scale

The Board received and considered information regarding whether there have been economies of scale with respect to the management of the Fund as the Fund’s assets grow, whether the Fund has appropriately benefited from any economies of scale, and whether there is potential for realization of any further economies of scale. The Board considered whether economies of scale in the provision of services to the Fund were being passed along to the shareholders.

The Board noted that the Fund’s Contractual Management Fee had breakpoints, reflecting the potential for reducing the Contractual Management Fee as the Fund’s assets grow. The Board noted that the Fund’s asset level had not yet reached the specified asset level at which a breakpoint to its Contractual Management Fee is triggered. The Board also considered whether the breakpoint fee structure was a reasonable means of sharing any economies of scale, taking into consideration other efficiencies that might accrue as the Fund’s assets increase. The Board also noted that if the Fund’s assets increase over time, the Fund and its shareholders should be able to realize economies of scale as certain expenses, such as fixed Fund fees, became a smaller percentage of overall assets. The Board noted that it appeared that the benefits of any economies of scale also would be shared with shareholders through increased investment in fund management and administration resources.

Other Benefits to the Manager

The Board considered other benefits received by the Manager and its affiliates as a result of the Manager’s relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders.

In light of the costs of providing investment management and other services to the Fund and the Manager’s ongoing commitment to the Fund, the profits and other ancillary benefits that the Manager and its affiliates received were considered reasonable.

Based on their discussions and considerations, including those described above, the Trustees approved the Management Agreement and the Sub-Advisory Agreement to continue for another year.

No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement and the Sub-Advisory Agreement.

34    Legg Mason Partners Classic Values Fund

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Legg Mason Partners Classic Values Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Legg Mason Partners Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:

Paul R. Ades c/o R. Jay Gerken, CFA Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue New York, NY 10018 Birth Year: 1940	Trustee	Since 1983	Law Firm of Paul R. Ades, PLLC (from April 2000 to present)	47	None

Andrew L. Breech c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1952	Trustee	Since 1991	President, Dealer Operating Control Service, Inc. (automotive retail management) (since 1985)	47	None

Dwight B. Crane c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1937	Trustee	Since 1981	Professor, Harvard Business School	49	None

Robert M. Frayn, Jr. c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1934	Trustee	Since 1981	Retired; Formerly, President and Director, Book Publishing Co. (from 1970 to 2002)	47	None

Frank G. Hubbard c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1937	Trustee	Since 1993	President of Avatar International, Inc. (Business Development) (since 1998)	47	None

Legg Mason Partners Classic Values Fund    35

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Howard J. Johnson c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1938	Trustee	From 1981 to 1998 and 2000 to Present	Chief Executive Officer, Genesis Imaging LLC (technology company) (since 2003)	47	None

David E. Maryatt c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1936	Trustee	Since 1983	Private Investor; President and Director, ALS Co. (real estate management and development firm) (since 1993)	47	None

Jerome H. Miller c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1938	Trustee	Since 1995	Retired	47	None

Ken Miller c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1942	Trustee	Since 1983	President of Young Stuff Apparel Group, Inc. (since 1963)	47	None

John J. Murphy c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1944	Trustee	Since 2002	President; Murphy Capital Management (investment advice) (since 1983)	47	Director, Nicholas Applegate funds; Trustee; Consulting Group Capital Markets Funds; Formerly, Director, Atlantic Stewardship Bank (from 2004 to 2005); director, Barclays International Funds Group Ltd. and affiliated companies (to 2003)

Thomas F. Schlafly c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1948	Trustee	Since 1983	Of Counsel, Blackwell Sanders Husch LLP (law firm) (since 1984); President, The Saint Louis Brewery, Inc. (brewery) (since 1989)	47	Director, Citizens National Bank, Maplewood (since 2006)

36    Legg Mason Partners Classic Values Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Jerry A. Viscione c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1944	Trustee	Since 1993	Retired; Formerly, Executive Vice President, Marquette University (from 1997 to 2002)	47	None

Interested Trustee:

R. Jay Gerken, CFA(3) Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 154 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; Chairman, President and Chief Executive Officer of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; Formerly Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (from 2002 to 2005)	137	Trustee, Consulting Group Capital Markets Funds (from 2002 to 2006)

Officers:

Kaprel Ozsolak Legg Mason 125 Broad Street New York, NY 10004 Birth Year: 1965	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2002 to 2004)	N/A	N/A

Legg Mason Partners Classic Values Fund    37

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Ted P. Becker Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Chief Compliance Officer	Since 2006	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Managing Director of Compliance at Legg Mason or its predecessor (from 2002 to 2005);	N/A	N/A

John Chiota Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1968	Chief Anti-Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

Robert I. Frenkel Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)	N/A	N/A

38    Legg Mason Partners Classic Values Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Thomas C. Mandia Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1962	Assistant Secretary	Since 2000	Managing Director and Deputy General Counsel of Legg Mason (since 2005); Managing Director and Deputy General Counsel for CAM (since 1992); Assistant Secretary of certain mutual funds associated with Legg Mason	N/A	N/A

Steven Frank Legg Mason 125 Broad Street New York, NY 10004 Birth Year: 1967	Controller	Since 2005	Vice President of Legg Mason (since 2002); Controller of certain funds associated with Legg Mason or its predecessors (since 2005); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005)	N/A	N/A

Albert Laskaj Legg Mason 125 Broad Street New York, NY 10004 Birth Year: 1977	Controller	Since 2007	Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); Formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005); Prior to 2003, Senior Analyst of certain mutual funds associated with certain predecessor firms of Legg Mason	N/A	N/A

(1)	Each Trustee and Officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
(2)	Indicates the earliest year in which the Trustee became a Board Member for a Fund in the Legg Mason Partners Fund complex.
(3)	Mr. Gerken is an “interested person” of the Trust as defined in the 1940 Act, as amended, because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

Legg Mason Partners Classic Values Fund    39

Important Tax Information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended November 30, 2007:

Record Date:	12/07/2006
Payable Date:	12/08/2006

Long-Term Capital Gain Dividend	$1.374165

Please retain this information for your records.

40    Legg Mason Partners Classic Values Fund

Legg Mason Partners Classic Values Fund

TRUSTEES

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn, Jr.

R. Jay Gerken, CFA

Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly Jerry A. Viscione

INVESTMENT MANAGER Legg Mason Partners Fund Advisor, LLC
SUBADVISER Olstein Capital Management, L.P.
DISTRIBUTOR Legg Mason Investor Services, LLC
CUSTODIAN State Street Bank and Trust Company
TRANSFER AGENT PFPC Inc. 4400 Computer Drive Westborough, Massachusetts 01581
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM KPMG LLP 345 Park Avenue New York, New York 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners Classic Values Fund but it may also be used as sales literature when preceded or accompanied by a current prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2008 Legg Mason

Investor Services, LLC

Member FINRA, SIPC

FD02889 1/08	SR07-484

Legg Mason Partners Classic Values Fund

The Fund is a separate investment series of the Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS CLASSIC VALUES FUND

Legg Mason Partners Funds

125 Broad Street

10th Floor, MF-2

New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.